Sent via e-mail Confirmation copy via Federal Express November 25, 2008

Robert Feller 51 La Espiral Orinda, CA 94563

RE: EMPLOYMENT OFFER

Dear Bob:

On behalf of Scientific Learning Corporation (the “Company”), I am pleased to offer you the following employment position. This offer is subject to approval by the Board of Directors and its Compensation Committee.

Position: Chief Financial Officer, reporting to Robert Bowen, Chief Executive Officer. It will be recommended to the Board of Directors that you be elected an Officer of the Company at the December 2008 meeting.

Salary: Your starting base salary will be $18,333.34 per month ($220,000.00 annually). You will be paid semimonthly on the 15th and the last day of each month, subject to payroll withholding and deductions. Based on your duties and responsibilities, you will be categorized as “exempt” and will be ineligible for overtime pay.

Incentive Compensation: In addition to your base salary, you will be eligible for the 2009 Management Incentive Plan, which we expect to submit for adoption by the Compensation Committee of the Board in March 2009. You will be provided with a copy of this plan when it is approved. We expect to recommend that your bonus, at target, will be 40% of salary.

Start Date: The desired start date is December 15, 2008.

Background Check: This offer is contingent upon the successful completion of a background check.

Benefits: You will be entitled to full company benefits, including medical, dental, vision, 401(k) and life insurance. Your accrual rate for paid time off will be 6.67 hours per pay period, for a total of four weeks per year. Your health care benefits will be effective January 1, 2009. You will be eligible to enroll in the 401(k) plan after completing 2 months of service. The Company may modify its standard benefits from time to time as it deems necessary, which would also modify the benefits available to you.

Robert Feller Offer Letter Page 2 November 25, 2008

Stock Options: As part of your compensation package, it will be recommended to the Compensation Committee of the Board of Directors that you be granted an option to purchase up to 40,000 shares of common stock of the Company under the Company’s Stock Option Plan. The option exercise price will be the then current fair market value of the common stock on the date you commence employment with the Company, provided that the Committee has approved the option prior to that date. The shares will be subject to vesting over four years from your date of hire with an initial a one-year cliff (at which time 25% will vest, with the remainder vesting monthly over the following 36 months), provided that (i) if the Company terminates you other than for Cause (as defined below) and your termination date is prior to the one-year anniversary of your date of hire, the one-year cliff shall not apply, and shares under this option shall be vested at the rate of 2.08% per month from the date of hire through the date of termination, and (ii) vesting shall be adjusted as provided below under “Change of Control.” The grant of the options is subject to compliance with applicable securities laws.

For purposes of this letter, “Cause” is defined as: (a) indictment or conviction of any felony or of any crime involving dishonesty; (b) participation in any fraud against the Company; (c) breach of your duties to the Company, including but not limited to persistent unsatisfactory performance of job duties; (d) intentional damage to any property of the Company; (e) violation of Company policy which causes a material detriment to the Company; (f) breach of this Agreement or the Proprietary Information and Inventions Agreement; or (g) conduct by you which in the good faith and reasonable determination of the Board demonstrates gross unfitness to serve.

Change of Control: If there is a Change of Control of the Company (as defined below) and within 18 months thereafter either (i) you are terminated by the Company without Cause (as defined above) or (ii) you resign from the Company because of a material change in your position, location, benefits or responsibilities, then, upon your execution of a general release satisfactory to the Company: (i) the vesting of the option for 40,000 shares described above shall be accelerated by one year; and (ii) you shall receive a severance payment equal to six months of your then-current salary. Any severance payment will be made in a lump sum promptly after your termination date, and will be subject to standard payroll deductions and withholdings.

For purposes of this letter, “Change of Control” means the occurrence, in a single transaction or a series of related transactions, of any of the following events: (a) a merger, consolidation or similar transaction involving the Company in which, immediately after the completion of such transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, outstanding voting securities representing more 50% of the combined outstanding voting power of the surviving entity or the parent of the surviving entity; or (b) a sale or other disposition of all or substantially all of the assets of the Company, other than a sale or other disposition of all or substantially all of the assets of the Company to an entity, more than 50% of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale or other disposition.

Robert Feller Offer Letter Page 3 November 25, 2008

If any payment or benefit you would receive pursuant to a Change in Control (as defined above) from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to an amount that results in no portion of the Payment being subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary, such reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of your stock awards. The Company shall appoint a nationally recognized public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm. If the accounting firm determines that any Payment would be constitute a “parachute payment”, the Company will promptly give you notice. Any good faith determinations of the accounting firm made here under shall be final, binding and conclusive upon the Company and you.

If your employment is terminated at any time with Cause or if you voluntarily terminate your employment (other than as specified above), you will not be entitled to severance payments, pay in lieu of notice or any other such compensation.

At-Will Employment: Throughout your employment at Scientific Learning, your employment is at-will. At-will employment provides protection of our mutual rights. You or the Company may terminate your employment relationship at any time for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship and other terms of your employment may not be changed except in writing signed by a duly-authorized officer of our Company.

As an employee, you will be expected to exercise the highest degree of professionalism and to maintain professional and cordial relationships with co-workers, management, customers and other business associates.

Throughout your employment, you will be expected to abide by all of the Company’s policies and procedures, and you will be asked to acknowledge in writing that you have received and read the Company’s employee handbook. You also agree that throughout your employment with the Company, you will not, without the Company’s written authorization, directly or indirectly engage or prepare to engage in any activity in competition with the Company or accept employment, provide services to, or establish a business relationship with a business or individual engaged in or preparing to engage in competition with the Company.

Your first 90 calendar days of employment at Scientific Learning are considered an “introductory period”. This is a period of adjustment and evaluation to give you an opportunity to be sure that you are suited to your job and, in turn, to give your supervisor the opportunity to view your on-the-job performance.

On your first day of work, you will need to present proof of your right to work in the United States and sign a copy of the Proprietary Information and Inventions Agreement.

Robert Feller Offer Letter Page 4 November 25, 2008

By accepting this offer, you represent that your employment with the Company will not violate any agreements or obligations that you may have with any third party, including prior employers.

We have provided two copies of this letter to you. Please sign one copy and return it to Gina Larue in the Human Resources department by November 26, 2008 to indicate your agreement to your employment at the Company on the terms set forth above. Or if you wish, you may fax a signed copy to 510-874-1877.

I look forward to your contribution to the success of our Company.

Sincerely,

SCIENTIFIC LEARNING CORPORATION

By ________________________________
Linda Carloni	Date
Vice President and General Counsel

ACCEPTED AND AGREED:

By ________________________________
Robert Feller	Date